Exhibit 3-6

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
OF
ENERGY EAST CORPORATION
Under Section 805 of the
Business Corporation Law

        The undersigned, being the Vice President - General Counsel of Energy East Corporation, a New York corporation, hereby certifies:

        FIRST.          The name of the corporation is Energy East Corporation. The name under which the corporation was originally formed was NGE Resources, Inc.

        SECOND.       The Certificate of Incorporation of the corporation was filed by the Department of State on September 23, 1997.

        THIRD.         The Certificate of Incorporation is amended to effect the following amendments authorized by the Business Corporation Law of the State of New York (the "NYBCL"), namely: Article 9 is amended to remove supermajority voting for amendment of certain By-Law provisions and Article 10 is amended to reduce the vote required for stockholder approval of the sale, lease or exchange of all or substantially all of the corporation's assets in accordance with Section 903 of the NYBCL, a share exchange in accordance with Section 913 of the NYBCL or dissolution in accordance with Section 1001 of the BCL.

        FOURTH.       Article 9 of the Certificate of Incorporation relating to amendment of the corporation's by-laws is amended to read in its entirety as follows:

                9.        By-Laws of the Corporation may be altered, amended, repealed or adopted by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast, or by the affirmative vote of a majority of the Board of Directors at any meeting duly held as provided in the By-Laws of the Corporation.

        FIFTH.          Article 10 of the Certificate of Incorporation relating to the vote of stockholders required to adopt a plan of merger or consolidation, is amended to read in its entirety as follows:

                10.      The affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast shall be required to (i) approve the sale, lease or exchange of all or substantially all of the assets of the Corporation in accordance with Section 903 of the New York Business Corporation Law ("NYBCL"), (ii) adopt a plan of merger or consolidation in accordance with Section 909 of the NYBCL, (iii) approve a share exchange in accordance with Section 913 of the NYBCL, (iv) dissolve in accordance with Section 1001 of the NYBCL, or (v) act under any successor provision to the foregoing provisions of the NYBCL.

        SIXTH.         The foregoing amendments to the Certificate of Incorporation of the corporation were authorized at a meeting of the Board of Directors at which a quorum was present and at a subsequent meeting of stockholders by the vote of two-thirds of the outstanding shares of Common Stock entitled to vote thereon.

        IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 8th day of June, 2006.

ENERGY EAST CORPORATION
/s/ Paul K. Connolly, Jr. Paul K. Connolly, Jr. Vice President - General Counsel